OMB APPROVAL
                                                 ------------------------------
                                                 OMB NUMBER:         3235-0518
                                                 EXPIRES:       MARCH 31, 2005
                                                 ESTIMATED AVERAGE BURDEN
                                                 HOURS PER RESPONSE.......0.13
                                                 ------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM CB

                TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
                             (AMENDMENT NO._____)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

        Securities Act Rule 801 (Rights Offering)              [ ]
        Securities Act Rule 802 (Exchange Offer)               [ ]
        Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer) [ ] Exchange Act Rule 14d-1(c) (Third Party Tender Offer) [X] Exchange Act Rule 14e-2(d) (Subject Company Response) [ ]

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) [ ]

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.


             WMC Resources Limited
          ------------------------------------------------------------
                        (Name of Subject Company)

             Not Applicable
          ------------------------------------------------------------
             (Translation of Subject Company's Name into English
                              (if applicable))

             Commonwealth of Australia
          ------------------------------------------------------------
               (Jurisdiction of Subject Company's Incorporation
                                or Organization)

             Xstrata Capital Holdings Pty Limited
          ------------------------------------------------------------
                   (Name of Person(s) Furnishing Form)

             ordinary shares and shares underlying American depositary shares
          ------------------------------------------------------------
                    (Title of Class of Subject Securities)


          ------------------------------------------------------------
             (CUSIP Number of Class of Securities (if applicable))

          Peter Horton, G.P.O. Box 860K, Melbourne Vic. 3001, Australia 61 (03) 96856274
          ------------------------------------------------------------
           (Name, Address (including zip code) and Telephone Number
               (including area code) of Person(s) Authorized to
                Receive Notices and Communications on Behalf of
                               Subject Company)

                               December 9, 2004
          ------------------------------------------------------------
                 (Date Tender Offer/Rights Offering Commenced)


* AN AGENCY MAY NOT CONDUCT OR SPONSOR, AND A PERSON IS NOT REQUIRED TO RESPOND TO, A COLLECTION OF INFORMATION UNLESS IT DISPLAYS A CURRENTLY VALID CONTROL NUMBER. ANY MEMBER OF THE PUBLIC MAY DIRECT TO THE COMMISSION ANY COMMENTS CONCERNING THE ACCURACY OF THIS BURDEN ESTIMATE AND ANY SUGGESTIONS FOR REDUCING THIS BURDEN. THIS COLLECTION OF INFORMATION HAS BEEN REVIEWED BY OMB IN ACCORDANCE WITH THE CLEARANCE REQUIREMENTS OF 44 U.S.C. 3507.


SEC 2560 (10-03)   PERSONS  WHO  RESPOND  TO  THE  COLLECTION  OF INFORMATION
                   CONTAINED  IN THIS FORM ARE NOT REQUIRED TO RESPOND  UNLESS
                   THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.